Exhibit 7.1

TELEFONOS DE MEXICO, S.A.B. DE C.V. AND SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

Millions of Mexican pesos with purchasing power at December 31, 2008

CONCEPT	2008	2007	2006	2005	2004
Mexican FRS:
Income from continuing operations before income tax	29,769	40,508	39,890	38,468	41,306
Less:
Equity interest in net income (loss) of affiliates	(62)	17	9	(20)	(120)
Plus:
Fixed charges:
Interest expense	7,652	6,615	6,952	6,409	5,708

Earnings under Mexican FRS	37,483	47,106	46,833	44,897	47,134

U.S. GAAP:
Income from continuing operations before income tax	29,530	39,166	39,355	37,252	40,274
Less:
Equity interest in net income (loss) of affiliates	(62)	17	9	(20)	(120)
Plus:
Fixed charges:
Interest expense	7,652	6,615	6,952	6,563	5,265
Interest capitalized	0	0	0	11	10

Total	7,652	6,615	6,952	6,574	5,275

Plus:
Depreciation of capitalized interest	293	342	477	612	625
Less:
Interest capitalized	0	0	0	11	10

Earnings under U.S. GAAP	37,537	46,106	46,775	44,447	46,284

RATIOS OF EARNINGS TO FIXED CHARGES:
Mexican FRS	4.9	7.1	6.7	7.0	8.3
U.S. GAAP	4.9	7.0	6.7	6.8	8.8